Exhibit 99.1

PARAMETRIC SOUND APPOINTS RECOGNIZED IP EXPERT

TO BOARD OF DIRECTORS

HENDERSON, NEVADA, February 17, 2012 – Parametric Sound Corporation (OTCBB: PAMT), a leading innovator of directed audio products and solutions, today announced it has appointed Dr. Andrew Wolfe as an independent member of its Board of Directors. Dr. Wolfe is a recognized consultant on IP matters with substantial licensing and IP protection experience.

“Andrew possesses important IP knowledge and experience as well as Global 500 contacts to assist us in licensing and protecting our leading audio technology,” said Elwood G. Norris, founder, President and CEO of Parametric Sound. “He has built many valuable relationships from his work for leading edge technology companies including Motorola, ACER and AMD and has a keen understanding of leveraging new IP.” Dr. Wolfe was also appointed to the audit committee.

“The HSS directed sound technology is an extraordinary experience. It takes multimedia to a completely new level,” said Wolfe. “I am excited to contribute my experience and expertise to growing Parametric Sound’s audio innovations.”

Additional biographical information follows:

Andrew Wolfe, Ph.D. founded Wolfe Consulting in 2002 and serves as a technology and intellectual property consultant in the consumer electronics, computer, and semiconductor industries. He works with Global 500 corporations and technology startups in developing product strategy, new product technology, and intellectual property strategy. He also testifies and serves as a consulting expert for intellectual property (IP) and other technology-related litigation matters.

Dr. Wolfe was Chief Technology Officer for SONICblue, Inc. (formerly S3, Inc.) from 1999 to 2002 and also served as Senior Vice President of Business Development from 2001-2002. He served as a Consulting Professor at Stanford University from 1999 to 2002 and an Assistant Professor at Princeton University from 1991 to 1997 and has been the recipient of numerous industry awards. Dr. Wolfe has received ten patents, has been published in over twelve journals, and has presented over 40 conference papers.

Dr. Wolfe is an expert on microprocessor design and media processing. He has managed the design of graphics processors and integrated graphics chipsets including the first high-performance 3D mobile graphics chip. He has personally designed several high-performance research computers and participated in the design of several video and media processors. He has served as a director for several private companies and as an advisory board member for many others in the digital content, wireless networking, media processor, and consumer electronics spaces.

Dr. Wolfe obtained a B.S.E.E. in Electrical Engineering and Computer Science from The John Hopkins University in 1985, a M.S. in Electrical and Computer Engineering in 1987 and a Ph.D. in Computer Engineering in 1992 both from Carnegie Mellon University.

About Parametric Sound Corporation

Parametric Sound Corporation’s pioneering HyperSound technology employs a tightly focused beam of sound to target specific audiences without the ambient noise of traditional speakers. The Company owns a substantial body of intellectual property. Recent innovations enhance stereo output to produce a robust 3D audio image from just two ultra-thin speakers opening opportunities for consumer markets. For more information about the Company and its products, please visit: www.parametricsound.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

Jim Barnes, CFO

888-HSS-2150 Ext 3

jbarnes@parametricsound.com